UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2019

KALEYRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Marco D’Aviano, 2, Milano MI, Italy		20131
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +39 02 288 5841

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KLR	NYSE American LLC
Warrants to receive one share of Common Stock	KLR WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On November 25, 2019, Kaleyra, Inc. (f/k/a GigCapital, Inc. (“GigCapital”)) (the “Company” or “Kaleyra”) announced the consummation of its business combination with Kaleyra S.p.A. (the “Business Combination”) pursuant to that certain Stock Purchase Agreement, dated as of February 22, 2019, as amended, by and among GigCapital, Kaleyra S.p.A., the shareholders of Kaleyra S.p.A. (the “Sellers”) and the Shareholder Representative Services LLC, in its capacity as the Sellers’ representative (“Sellers’ Representative”) (the “Stock Purchase Agreement”), following the approval at the special meeting of the stockholders of GigCapital held on November 22, 2019 (the “Special Meeting”). In connection with the consummation of the Business Combination, the registrant changed its name from GigCapital, Inc. to Kaleyra, Inc. Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2019 by GigCapital.

Item 1.01.	Entry into Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

On December 7, 2017, GigCapital (now Kaleyra) entered into a registration rights agreement with certain of its stockholders (the “Registration Rights Holders”), pursuant to which such Registration Rights Holders were granted certain rights relating to the registration of shares of common stock held by them.

Pursuant to the terms of the Stock Purchase Agreement, Kaleyra, the Sellers’ Representative and the Registration Rights Holders on November 25, 2019 entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) which became effective as of closing of the Business Combination. Under the Registration Rights Agreement, the Registration Rights Holders hold registration rights that obligate Kaleyra to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the Registrable Securities (as defined in the Registration Rights Agreement) held by the Registration Rights Holders. Each or any of Cowen Investments II LLC (“Cowen”), Seller’s Representative or stockholders holding a majority-in-interest of the then-outstanding Registrable Securities will be entitled to make a written demand for registration under the Securities Act of all or part of the their Registrable Securities, subject to exceptions, including that such shares are not then restricted under the Lock-Up Agreement (as more completely described in the Proxy Statement) and the gross proceeds reasonably anticipated to be generated from the offering subject to such demand equals or exceeds $15.0 million. Subject to certain exceptions, if any time after the Closing, Kaleyra proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, Kaleyra shall give notice to the Registration Rights Holders as to the proposed filing and offer such stockholders an opportunity to register the sale of such number of their Registrable Securities as they request in writing. In addition, subject to certain exceptions, the Registration Rights Holders will be entitled under the Registration Rights Agreement to request in writing that Kaleyra register the resale of any or all of their Registrable Securities on Form S-3 and any similar short-form registration statement that may be available at such time.

Under the Registration Rights Agreement, Kaleyra agreed to indemnify the Registration Rights Holders and certain persons or entities related to the Registration Rights Holders against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and such stockholders, including Registrable Securities in any registration statement or prospectus will agree to indemnify Kaleyra and certain persons or entities related to Kaleyra against all losses caused by their misstatements or omissions in those documents.

This summary is qualified in its entirety by reference to the text of the Registration Rights Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01. Completion of Acquisition of Disposition of Assets.

On November 22, 2019, GigCapital held a Special Meeting at which the GigCapital stockholders considered and adopted, among other matters, the Stock Purchase Agreement. On November 25, 2019, the parties to the Stock Purchase Agreement consummated the Business Combination (such consummation, the “Closing”).

Prior to the Special Meeting, holders of 3,668,303 shares of GigCapital’s common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem those shares for cash at a price of $10.5019 per share, for an aggregate of approximately $38.5 million. Immediately after giving effect to the Business Combination (including as a result of the redemptions described above and the automatic conversion of GigCapital rights into Kaleyra common stock), there were 19,977,101 shares of Kaleyra’s issued and outstanding common stock. Upon the Closing, GigCapital’s rights and units ceased trading, and Kaleyra’s common stock began trading on the NYSE American LLC (“NYSE American”) under the symbol “KLR.” Furthermore, Kaleyra’s warrants subsequently on December 2, 2019 began trading on the NYSE American as “KLR WS.” As of the date of Closing, our directors and executive officers and affiliated entities beneficially owned approximately 63.36% of Kaleyra’s outstanding shares of common stock, and the former securityholders of GigCapital beneficially owned approximately 46.50% of Kaleyra’s outstanding shares.

As noted above, the per share redemption price of $10.5019 for holders of Public Shares electing redemption was paid out of GigCapital’s trust account, which after taking into account the redemptions, had a balance immediately prior to the Closing of approximately $40.8 million. In addition, approximately $14,000 remained in GigCapital’s operating account immediately prior to the Closing.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as GigCapital was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, Kaleyra is providing the information below that would be included in a Form 10 if Kaleyra were to file a Form 10. Please note that the information provided below relates to the Combined Company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements provide Kaleyra’s current expectations or forecasts of future events. Forward-looking statements include statements about Kaleyra’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements regarding Kaleyra’s disclosure concerning Kaleyra’s operations, cash flows, financial position and dividend policy. The risks and uncertainties include, but are not limited to:

•	ability to grow and retain Kaleyra’s client base;

•	ability to provide effective client support and induce our clients to renew and upgrade the technology offerings and services Kaleyra provides for them;

•	ability to expand Kaleyra’s sales organization to address effectively existing and new markets that it intends to target;

•	ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•	expectations regarding future expenditures;

•	future mix of revenue and effect on gross margins;

•	attraction and retention of qualified employees and key personnel;

•	ability to compete effectively in a competitive industry;

•	ability to protect and enhance our corporate reputation and brand;

•	expectations concerning our relationships and actions with our technology partners and other third parties;

•	impact from future regulatory, judicial, and legislative changes in Kaleyra’s industry;

•	ability to locate and acquire complementary technologies or services and integrate those into Kaleyra’s business; and

•	future arrangements with, or investments in, other entities or associations.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Current Report on Form 8-K. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Kaleyra undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Kaleyra describes in the reports it will file from time to time with the SEC after the date of this Current Report on Form 8-K.

In addition, statements that “Kaleyra believes” and similar statements reflect Kaleyra’s beliefs and opinions on the relevant subject. These statements are based on information available to Kaleyra as of the date of this Current Report on Form 8-K. And while Kaleyra believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. Kaleyra’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although Kaleyra believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Kaleyra nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this Current Report on Form 8-K and any subsequent written or oral forward-looking statements that may be issued by Kaleyra or persons acting on Kaleyra’s behalf.

Business

The business of Kaleyra is described in the Proxy Statement in the section titled “Information About Kaleyra” and that information is incorporated herein by reference.

Risk Factors

The risks associated with Kaleyra’s business are described in the Proxy Statement in the section titled “Risk Factors” and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Item 9.01 of this Report concerning the financial information of Kaleyra. Reference is further made to the disclosure contained in the Proxy Statement in the section titled “Selected Consolidated Historical Financial and Other Information of Kaleyra” and “Kaleyra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and is incorporated herein by reference.

Kaleyra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

As a result of the completion of the Business Combination, the financial statements of Kaleyra S.p.A. are now the financial statements of Kaleyra. Thus, the following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Kaleyra included elsewhere in this filing. As of September 30, 2019, Kaleyra S.p.A. was a private company and this Management’s Discussion and Analysis does not give effect to the closing of the Business Combination. This discussion contains forward-looking statements reflecting Kaleyra’s current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect Kaleyra’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the Proxy Statement in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 47 and 49, respectively.”

Overview

Kaleyra provides its customers and business partners with a trusted cloud communications Platform that seamlessly integrates software services and applications for business-to-consumer communications between Kaleyra’s customers and their end-user customers and partners on a global basis. These communications are increasingly managed through mobile network operators as the gateway to reach end-user consumers’ mobile devices. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end user customers. It does so, coupled with a “software as a service” (SaaS) business model, creating what is generally referred to as a “cloud communications platform as a service”, or simply CPaaS. Kaleyra’s solutions include identity authentication, mobile and voice notifications on transactions, banking services authorizations, most notably via different integrated mobile channels through its platform.

Kaleyra’s vision is to be the CPaaS provider, which best aligns with its customers’ communication requirements, or most trusted provider, in the world. This requires a combination of security, compliance and integration capabilities that protects the integrity and privacy of Kaleyra’s customers’ and business partners’ transactions and includes other key features such as ease of provisioning, reliable network connectivity, high availability for scaling, redundancy, embedded regulatory compliance, configurable monitoring and reporting. Kaleyra believes the percentage of CPaaS customers that will require security, compliance and integration will represent an increasingly larger portion of the market, particularly with the expected exponential growth of transactional-by-nature cloud communications applications, better enabling Kaleyra to set itself apart from its competition.

Kaleyra S.p.A. is a result of the expansion of the former Ubiquity, which was founded in Milan, Italy in 1999. After securing a leading market position in mobile messaging in the Italian financial services industry, Kaleyra S.p.A. sought to expand its products and geographic offerings. Ubiquity acquired Solutions Infini in Bangalore, India beginning in 2017 and Buc Mobile in Vienna, Virginia in 2018. It was rebranded “Kaleyra” and renamed Kaleyra S.p.A. in February 2018. Kaleyra S.p.A. combined with GigCapital on November 25, 2019 to form Kaleyra. During the year ending December 31, 2018, Kaleyra S.p.A. processed nearly 23 billion billable messages and 1 billion voice calls. Kaleyra organizes its efforts in three principal offices in Washington DC (Northern Virginia), Milan, Italy and Bangalore India with an employee base of 240 employees. As of September 30, 2019, Kaleyra S.p.A. employed 258 employees in its principal locations.

Kaleyra has more than 3,000 customers and business partners worldwide across industry verticals such as financial services, ecommerce and transportation, with no single customer representing more than 15% of revenues. Kaleyra’s customers are located in regions throughout the world including in Europe, Asia Pacific and North America. Kaleyra’s top volume by country includes the following countries in order of volume: Italy, India, United Kingdom, United States, Netherlands, South Africa and China.

In 2018, Kaleyra S.p.A. had one customer, Telecom Italia S.p.A. which accounted for more than 10% of Kaleyra S.p.A.’s revenues. In 2017, there were four customers — Telecom Italia S.p.A., FastWeb S.p.A., Vodafone Italian S.p.A. and Wind Technologies S.p.A. that accounted for more than 10% on an individual basis of Kaleyra S.p.A.’s revenues. Kaleyra S.p.A. has multiple, large European commercial banks as business partners, with one of these partners, Intesa Sanpaolo S.p.A., accounting for more than 10% of Kaleyra’s volumes in 2018 and 2017.

For the nine months ended September 30, 2019, 80% of revenue came from customers of Kaleyra S.p.A. which have been on the Platform for at least two years, and 90% from customers which have been on the Platform for at least one year. Although Kaleyra continues to expand by introducing new customers to the Platform, the breadth and stability of its existing customers provide it with a solid base of revenue upon which it can continue to innovate and make investment to strengthen its product portfolio, expand its global presence, and in particular into the North America and Asia-Pacific markets with the acquired Solutions Infinity and Buc Mobile businesses, recruit world-class talent and target accretive acquisitions to capitalize on its growing market penetration opportunities and value creation.

Kaleyra’s underlying technology used in the Platform is the same across all of its communication services which can generally be described as “omni-channel mobile first interactive notifications via a public or private cloud implementation.” These services include programmable voice/Interactive Voice Response (IVR) configurations, inbound/outbound short message service capabilities, hosted telephone numbers, and other types of IP communications services such as e-mail and WhatsApp®.

Kaleyra’s customers are enterprises which use digital, mobile communications in the conduct of their business. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end user customers. Kaleyra enables its customers and business partners to connect enterprise software and applications to mobile network operators by providing a single simple interface by which Kaleyra can undertake as necessary to make upgrades in its service offerings to account for new end-user consumer behavior changes and progress (such as adding WhatsApp® integration).

Kaleyra services a broad base of customers throughout the world operating in diverse businesses and regions. Kaleyra’s business is generated by providing data to the telecommunications provider and transmitting message data from its customers or business partners. Kaleyra has a concentration of business within the financial services industry that serves their major European banking end-user customers. With each relationship Kaleyra is the link between the financial institutions and their unique, end-user customers. In linking these two parties, Kaleyra’s Platform leverages the end-user telecommunications provider to transmit critical message data to these end-user customers.

For the nine months ended September 30, 2019 and the financial years 2018 and 2017, all of Kaleyra S.p.A.’s revenue was derived from its messaging products in the CPaaS market. In 2017 and 2018, the acquisitions of Solutions Infini and Buc Mobile, respectively, significantly affected comparability of Kaleyra S.p.A.’s results of operations and metrics in both periods. Please see the subsection below titled “Recent Acquisitions” for further information regarding these acquisitions.

Kaleyra S.p.A.’s revenue is primarily driven by the number of messages delivered to its customers and business partners. Kaleyra S.p.A.’s fees vary depending on the contract. In 2018, excluding the effects of the consolidation of Solutions Infini and Buc Mobile, the number of messages delivered to customers increased by 28.3%, compared to the prior year. Such increase was driven by new services delivered to existing customers and business partners as well as to a volume delivered to a new customer.

Kaleyra’s business partners in Italy mainly consist of banks and other credit card issuers that connect to their customers (end-user customers) sending high-secured and reliable messages through Kaleyra’s Platform.

Volume increase has been driven by the increased number of digital payments transactions made by the end-user’s customers (such as credit card transactions and other digital payments) and by the increasing penetration rate of digital payments in the underlying payments markets.

Kaleyra is exposed to fluctuations of the currencies in which its transactions are denominated. Specifically, a material portion of Kaleyra’s revenues and purchases are denominated in Euro and Indian Rupees.

FACTORS AFFECTING COMPARABILITY OF RESULTS

Recent Acquisitions

Acquisition of Solutions Infini

In June 2018, Kaleyra S.p.A. completed the business combination of Solutions Infini, a technology developer and platform provider for bulk messaging services, headquartered in Bangalore, India (the “Solutions Infini Acquisition”). Before control was achieved in June 2018, the investment in Solutions Infini was accounted for as a joint venture. The acquisition of Solutions Infini added significant value to Kaleyra from a technology, talent and product perspective.

The base purchase price payable as consideration for all of the shares of Solutions Infini was equal to INR 1,025,050 thousand, subject to variations if Solutions Infini reached targeted levels of EBITDA and net Financial Position for the years ending March 31, 2018 and a target level of EBITDA for the fiscal year ending March 31, 2019. According to the purchase agreement, Kaleyra was entitled to acquire all the shares of Solutions Infini in different stages and with multiples payments. In particular, based on the terms of the purchase agreement, in 2017 Kaleyra S.p.A. paid $8,083 thousand, in July 2018 paid $6,602 thousand and in July 2019 paid $5,084 thousand (including $770 thousand originally due in July 2020).

Solutions Infini contributed $21,176 thousand to Kaleyra S.p.A.’s consolidated total revenues during the six months that it was consolidated in 2018 and $43,778 thousand during the nine months ended September 30, 2019 and represented 27.2% and 46.64% of consolidated revenues for the year ended December 31, 2018 and the nine months ended September 30, 2019, respectively. In 2018, costs incurred related to this acquisition of $216 thousand were reported as an element of expense in general and administrative expenses.

Acquisition of Buc Mobile

On July 31, 2018, Kaleyra S.p.A. acquired 100% of the outstanding shares of Buc Mobile, a company headquartered in Vienna, Virginia in the United States and incorporated under the laws of the State of Delaware, operating in the Application to Person (A2P) transactional and promotional messaging business (the “Buc Mobile Acquisition”). The acquisition of Buc Mobile provided an opportunity for Kaleyra S.p.A. to acquire a technology platform designed for high-volume transactions and an experienced U.S. based management team.

The purchase price for the Buc Mobile Acquisition is an aggregate sum of $6,286,250 payable as consideration for all of the shares of Buc Mobile to be paid in cash in three different installments, specifically: $2,286,250 was paid in cash on July 31, 2018, $2,000,000 was paid on July 31, 2019, and $2,000,000, originally due in July 2020, was paid in advance on July 31, 2019. In addition, Kaleyra S.p.A. agreed to issue 3,543 new shares of common stock to the former shareholders of Buc Mobile which were provided to them as additional consideration for the transaction at the date of the business combination. Additionally, as established by the Buc Mobile purchase agreement, a price adjustment of $159 thousand determined on the basis of Buc Mobile’s net working capital measured at closing was paid in December 2018.

Buc Mobile contributed $2,645 thousand to the consolidated total revenues during the five months that it was consolidated in 2018 and $6,580 thousand during the nine months ended September 30, 2019 and represented 3.4% and 7.0% of the consolidated revenues for the year ended December 31, 2018 and the nine months ended September 30, 2019, respectively. In 2018, costs related to this acquisition of $870 thousand were reported as an element of expense in general and administrative expenses.

Stock-Based Compensation

In January 2018, Kaleyra S.p.A. adopted a stock-based compensation plan with an original vesting period of three years. In November 2018, the Kaleyra S.p.A. board of directors resolved to amend the original terms of this plan, substantially accelerating the vesting of the awarded stock options and granting to the plan’s beneficiaries the right to exercise all of the stock options awarded and not previously exercised, either vested or unvested, regardless of the fulfilment of any performance conditions, provided, in any case, that the beneficiary was employed by Kaleyra S.p.A. or any of its subsidiaries as of the exercise date. As of December 31, 2018, all of the stock options awarded were exercised. The entire stock-based compensation expense associated with this plan amounting to $7,359 thousand was recognized in the year ended December 31, 2018. The incremental portion of such compensation cost expense resulting from the plan’s modification and subsequent termination was equal to $5,735 thousand. Kaleyra S.p.A. did not recognize any stock-based compensation expense in the three and nine months ended September 30, 2019 as there were no stock option plans in place during those periods.

Key Business Metrics

Revenue

Kaleyra generates revenue primarily from usage-based fees earned from the sale of communications services offered through software solutions to large enterprises, as well as small and medium-sized customers. Revenue can be billed in advance or in arrears depending on the term of the agreement; for the majority of customers revenue is invoiced on a monthly basis in arrears.

Cost of Revenue and Gross Profit

Cost of revenue consists primarily of costs of communications services purchased from network service providers. Cost of revenue also includes the cost of Kaleyra’s cloud infrastructure and technology platform, amortization of capitalized internal-use software development costs related to the platform applications and amortization of developed technology acquired in the business combinations.

Gross profit is equal to the revenue less cost of revenue associated with delivering the communication services to Kaleyra’s customers.

Operating Expenses

Kaleyra’s operating expenses include sales and marketing expense, research and development expense, general and administrative expense, transactions costs and depreciation and amortization, excluding the depreciation and amortization expense related to the technology platform.

Sales and Marketing Expense

Sales and marketing expense is comprised of compensation, variable incentive compensation, benefits related to Kaleyra’s sales personnel, along with travel expenses, other employee related costs including stock- based compensation, and expenses related to advertising, marketing programs and events.

Research and Development Expense

Research and development expense consists primarily of personnel costs, the costs of the technology platform used for staging and development, outsourced engineering services, amortization of capitalized internal-use software development costs (other than those related to the technology platform) and an allocation of general overhead expenses. Kaleyra capitalizes the portion of its software development costs that meet the criteria for capitalization.

General and Administrative Expense

General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and stock-based compensation, and other administrative costs such as facilities expenses, professional fees, and travel expenses.

RESULTS OF OPERATIONS

Three and nine months ended September 30, 2019 compared with three and nine months ended September 30, 2018

The following table sets forth the amount of consolidated results of operations for the three and the nine months ended September 30, 2019 and 2018 ($ in thousands):

Consolidated Results of Operations Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$35,329	$23,624	$93,925	$50,030
Cost of revenue (1)	28,321	18,667	75,645	40,663

Gross profit	7,008	4,957	18,280	9,367

Operating expenses:
Research and development (2)	1,279	825	3,869	1,766
Sales and marketing (1)(2)	1,432	1,305	4,392	2,873
General and administrative (2)	2,927	2,777	10,667	5,432
Loss of equity investments (3)	—	—	—	(95)

Total operating expenses	5,638	4,907	18,928	9,976

Income/(Loss) from operations	1,370	50	(648)	(609)
Other income, net	(11)	(72)	(106)	(220)
Financial expense, net	141	238	206	513
Foreign currency loss/(income)	260	(252)	402	(329)

Income/(Loss) before income taxes	980	136	(1,150)	(573)
Income tax expense/(benefit)	168	729	719	841

Net Income/(Loss)	$812	$(593)	$(1,869)	$(1,414)

(1)

For the three and the nine months ended September 30, 2019, the expense includes amortization of acquired intangibles as noted in the table below, as a result of the business combinations of Solutions Infini and Buc Mobile completed in June 2018 and July 2018, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cost of revenue	$163	$141	$490	$141
Sales and marketing	272	258	832	258

Total	$435	$399	$1,322	$399

(2)

For the three and the nine months ended September 30, 2019, Kaleyra S.p.A. did not incur stock-based compensation expenses. For the three and the nine months ended September 30, 2018, operating expenses include stock-based compensation expense as follows ($ in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Research and development	$—	$50	$—	$136
Sales and marketing	—	177	—	448
General and administrative	—	273	—	755

Total	$—	$500	$—	$1,339

(3)

For the nine months ended September 30, 2018, the loss relates to the joint venture in Solutions Infini. In June 2018, following a change in the governance, Kaleyra S.p.A. achieved control over Solutions Infini and began fully consolidating Solutions Infini’s results of operations.

The following table sets forth the amount of the consolidated results of operations for the three and the nine months ended September 30, 2019 and 2018 as a percentage of total revenue ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	100%	100%	100%	100%
Cost of revenue	80%	79%	81%	81%

Gross profit	20%	21%	19%	19%

Operating expenses
Research and development	4%	3%	4%	4%
Sales and marketing	4%	6%	5%	6%
General and administrative	8%	12%	11%	11%
Loss of equity investments	0%	0%	0%	(0%)

Total operating expenses	16%	21%	20%	20%

(Loss)/Income from operations	4%	0%	(1%)	(1%)
Other income, net	(0%)	(0%)	(0%)	(0%)
Financial expense, net	0%	1%	0%	1%
Foreign currency loss/(income)	1%	(1%)	0%	(1%)

Loss before income taxes	3%	1%	(1%)	(1%)
Income tax expense/(benefit)	0%	3%	1%	2%

Net Loss	2%	(3%)	(2%)	(3%)

As mentioned above, the effectiveness of the Solutions Infini Acquisition and Buc Mobile Acquisition as of and from July 1, 2018 and August 1, 2018, respectively, affects the comparability of the results of operations for the three and the nine months ended September 30, 2019 and 2018, because the consolidated results for the three and the nine months ended September 30, 2018 do not include fully consolidated results of Buc Mobile and Solutions Infini for any portion of the periods, but the results for the three and the nine months ended September 30, 2019 include the fully consolidated results of both Buc Mobile and Solutions Infini for the entire periods.

The following tables set forth the contribution of Solutions Infini and Buc Mobile to the consolidated statement of operations for the three and the nine months ended September 30, 2019 ($ in thousands):

	Three Months Ended September 30,
	2019				2018
	Contribution Kaleyra	Contribution Solutions Infini	Contribution Buc Mobile	Consolidated Kaleyra	Consolidated Kaleyra
Revenue	$15,630	$17,187	$2,512	$35,329	$23,624
Cost of revenue	12,624	12,544	3,153	28,321	18,667

Gross profit	3,006	4,643	(641)	7,008	4,957

Operating expenses:
Research and development	484	423	372	1,279	825
Sales and marketing	520	621	291	1,432	1,305
General and administrative	2,247	408	272	2,927	2,777
Loss of equity investments	—	—	—	—	—

Total operating expenses	3,251	1,452	935	5,638	4,907

Income/(Loss) from operations	(245)	3,191	(1,576)	1,370	50
Other income, net	(11)	—	—	(11)	(72)
Financial expense, net	103	41	(3)	141	238
Foreign currency loss/(income)	135	107	18	260	(252)

Income/(Loss) before income taxes	(472)	3,043	(1,591)	980	136
Income tax expense/(benefit)	289	(121)	—	168	729

Net Income/(Loss)	$(761)	$3,164	$(1,591)	$812	$(593)

	Nine Months Ended September 30,
	2019				2018
	Contribution Kaleyra	Contribution Solutions Infini	Contribution Buc Mobile	Consolidated Kaleyra	Consolidated Kaleyra
Revenue	$43,567	$43,778	$6,580	$93,925	$50,030
Cost of revenue	36,004	33,440	6,201	75,645	40,663

Gross profit	7,563	10,338	379	18,280	9,367

Operating expenses:
Research and development	1,652	1,225	992	3,869	1,766
Sales and marketing	1,757	1,849	786	4,392	2,873
General and administrative	8,155	1,315	1,197	10,667	5,432
Loss of equity investments	—	—	—	—	(95)

Total operating expenses	11,564	4,389	2,975	18,928	9,976

Income/(Loss) from operations	(4,001)	5,949	(2,596)	(648)	(609)
Other income, net	(88)	(18)	—	(106)	(220)
Financial expense, net	166	67	(27)	206	513
Foreign currency loss/(income)	243	127	32	402	(329)

Income/(Loss) before income taxes	(4,322)	5,773	(2,601)	(1,150)	(573)
Income tax expense/(benefit)	(21)	740	—	719	841

Net Income/(Loss)	$(4,301)	$5,033	$(2,601)	$(1,869)	$(1,414)

Comparison of the three months ended September 30, 2019 and 2018

($ in thousands)

	Three Months Ended September 30,
	2019	2018	$ Change	% Change
Revenue	$35,329	$23,624	11,705	50%
Cost of revenue	28,321	18,667	9,654	52%

Gross profit	7,008	4,957	2,051	41%

Operating expenses:
Research and development	1,279	825	454	55%
Sales and marketing	1,432	1,305	127	10%
General and administrative	2,927	2,777	150	5%
Loss of equity investments	—	—	—	n.a.

Total operating expenses	5,638	4,907	731	15%

Income/(Loss) from operations	1,370	50	1,320	n.a.
Other income, net	(11)	(72)	61	(85%)
Financial expense, net	141	238	(97)	(41%)
Foreign currency loss/(income)	260	(252)	512	n.a.

Income/(Loss) before income taxes	980	136	844	n.a.
Income tax expense/(benefit)	168	729	(561)	(77%)

Net Income/(Loss)	$812	$(593)	1,405	n.a.

Revenue

In the three months ended September 30, 2019, revenue increased by $11,705 thousand, compared to the same period of last year. On a combined basis, Buc Mobile and Solutions Infini revenue for the three months ended September 30, 2019 was $19,699 thousand, as compared to $10,156 thousand in the same period of last year, with an increase of $9,543 thousand, or 94%. Kaleyra S.p.A.’s operations in Italy increased revenue by $2,334 thousand. This increase was primarily driven by an increase in the volume of messages and product mix, partially offset by the negative effect of foreign exchange currency fluctuations of $226 thousand, or 1.9%. Revenue increased slightly less than volume as a percentage due to a change in the mix of business products.

Cost of Revenue and Gross Profit

In the three months ended September 30, 2019, cost of revenue increased by $9,654 thousand, compared to the same period of last year. On a combined basis, Solutions Infini and Buc Mobile’s cost of revenue was $15,697 thousand for the three months ended September 30, 2019, as compared to $7,923 thousand for the same period of last year, with an increase of $7,774 thousand, or 98%. This growth is slightly above the increase in revenue, strictly correlated. For Kaleyra S.p.A., cost of revenue increased by $1,880 thousand compared with the same period of last year, in line with the growth in revenue.

In the three months ended September 30, 2019, gross profit increased by $2,051 thousand, compared to the same period of last year. Solutions Infini and Buc Mobile, as on a combined basis, contributed $1,769 thousand of the increase, or 86%. The remaining increase of $282 thousand, was due to the expansion of Kaleyra S.p.A.’s operations in Italy. The impact of the exchange rate variance in consolidated cost of revenue and gross profit was immaterial between three months ended 2019 and the same period of last year.

Operating Expenses

In the three months ended September 30, 2019, research and development expenses increased by $454 thousand, compared to the same period of last year, of which $314 thousand was due to the contribution of Solutions Infini and Buc Mobile. The remaining increase of $140 thousand was mainly a result of a decrease in capitalized software development costs, partially offset by a decrease in payroll expense.

In the three months ended September 30, 2019, sales and marketing expenses increased by $127 thousand, compared to the same period in 2018, of which $186 thousand was due to the contribution of Solutions Infini and Buc Mobile. This increase was offset by a decrease of $59 thousand as a result of a decrease in payroll expense, partially offset by higher advertising costs.

In the three months ended September 30, 2019, general and administrative expenses increased by $150 thousand, compared to the same period of last year, of which $114 thousand was due the contribution of Solutions Infini and Buc Mobile. The remaining increase of $36 thousand was mainly a result of an increase in consulting expenses. In particular, in the three months ended September 30, 2019 general and administrative expenses included $1,140 thousand in non-recurring consulting fees primarily incurred in connection with the prospective business combination with GigCapital and related SEC filings. In the three months ended September 30, 2018, general and administrative expenses included $772 thousand costs for consulting services specifically related to the Solutions Infini and Buc Mobile business acquisitions. Excluding the above mentioned costs, general and administrative expenses would have decreased by $218 thousand compared to the same period of last year, mainly as a result of a decrease in payroll expense.

Financial Expense, net

In the three months ended September 30, 2019, financial expense, net decreased by $97 thousand, compared to the same period of last year. This decrease was primarily due to (i) a $195 thousand gain realized on derivatives in the three months ended September 30, 2019 compared to the estimated loss in the same period of last year, and (ii) an increase of interest expense of $76 thousand as a result of higher average borrowings and a $22 thousand increase in financial charges.

Foreign Currency (income)/loss

In the three months ended September 30, 2019 foreign currency loss was $260 thousand as compared to income of $252 thousand in the same period of last year. The change was mainly attributable to the effects of fluctuation of Euro and Indian rupee against the U.S. dollar.

Income Tax Expense

In the three months ended September 30, 2019, income tax expense decreased by $561 thousand, compared to the same period of last year. As a percentage of (loss)/income before taxes, income tax expense increased principally as a result of (i) the recognition of taxes on undistributed profit from foreign subsidiaries in the three months ended September 30, 2019 (zero in the three months ended September 30, 2018), and (ii) the increase in the valuation allowance on tax loss carryforward compared to the same period of last year.

Comparison of the nine months ended September 30, 2019 and 2018

($ in thousands)

	Nine Months Ended September 30,
	2019	2018	$ Change	% Change
Revenue	$93,925	$50,030	43,895	88%
Cost of revenue	75,645	40,663	34,982	86%

Gross profit	18,280	9,367	8,913	95%

Operating expenses:
Research and development	3,869	1,766	2,103	n.a.
Sales and marketing	4,392	2,873	1,519	53%
General and administrative	10,667	5,432	5,235	96%
Loss of equity investments	—	(95)	95	100%

Total operating expenses	18,928	9,976	8,952	90%

Income/(Loss) from operations	(648)	(609)	(39)	6%
Other income, net	(106)	(220)	114	(52%)
Financial expense, net	206	513	(307)	(60%)
Foreign currency loss/(income)	402	(329)	731	n.a.

Income/(Loss) before income taxes	(1,150)	(573)	(577)	n.a.
Income tax expense/(benefit)	719	841	(122)	(15%)

Net Income/(Loss)	$(1,869)	$(1,414)	(455)	32%

Revenue

In the nine months ended September 30, 2019, revenue increased by $43,895 thousand, compared to the same period of last year. This increase was primarily attributable to the consolidations of Solutions Infini occurring in June 2018 and Buc Mobile occurring in July 2018 and the growth experienced by both subsidiaries. On a combined basis, Buc Mobile and Solutions Infini revenue for the nine months ended September 30, 2019 was $50,358 thousand, as compared to $10,156 thousand for the same period of last year, with an increase of $40,202 thousand, 92% of the total increase or an increase of 396% for Solutions Infini and Buc Mobile compared to the same period in the prior year. This increase for Solutions Infini is primarily due to the effect of the consolidation for the entire nine-month period, and on a year over year comparison basis the increase from their prior year revenue is due to the expansion of the voice messaging volumes. The remaining increase of $3,693 thousand, or 9% from the same period in the prior year, was mainly attributable to an increase in Kaleyra S.p.A.’s message activity volume, partially offset by the negative effect of foreign exchange currency fluctuations, of $2,670 thousand, or 6%, and a change in the business mix with a shift towards services with lower prices.

Cost of Revenue and Gross Profit

In the nine months ended September 30, 2019, cost of revenue increased by $34,982 thousand, compared to the same period of last year. The increase was primarily driven by higher message volumes, of which $31,718 thousand was due to the consolidation of Solutions Infini and Buc Mobile. The remaining increase of $3,264 thousand, or 10%, refers to the increase in Kaleyra S.p.A. revenue compared to the same period of last year.

In the nine months ended September 30, 2019, gross profit increased by $8,913 thousand, compared to same period of last year, of which $8,484 thousand was due to the consolidation of Solutions Infini and Buc Mobile. The remaining increase of $429 thousand, or 5%, was due to Kaleyra S.p.A.’s growth. At constant exchange rates, gross profit for the nine months ended September 30, 2019 (excluding the effects of the consolidation of Solutions Infini and Buc Mobile) would have increased by 12% compared to the same period of last year.

Operating Expenses

In the nine months ended September 30, 2019, research and development expenses increased by $2,103 thousand, compared to the same period of last year, of which $1,736 thousand was due to the consolidation of Solutions Infini and Buc Mobile. The remaining increase of $367 thousand was mainly a result of an increase in software development costs for Kaleyra S.p.A. In 2018, research and development expenses included capitalized costs of $380 thousand while in 2019 no research and development costs were capitalized.

In the nine months ended September 30, 2019, sales and marketing expenses increased by $1,519 thousand compared to the same period of last year, of which $1,909 thousand was due to the consolidation of Solutions Infini and Buc Mobile. This increase was offset by a decrease of $390 thousand as no stock based compensation expense was recognized during the nine month period ended September 30, 2019 as there were not stock option plans in place.    In addition, during the nine months ended September 30, 2019, no employee bonus expense was recorded, compared to $125 thousand in the same period of last year.

In the nine months ended September 30, 2019, general and administrative expenses increased by $5,235 thousand compared to the same period of last year, of which $1,946 thousand was due to the consolidation of Solutions Infini and Buc Mobile. The remaining increase of $3,289 thousand was primarily a result of an increase in consulting and communications expense, partially offset by a reduction in payroll expense. In the nine months ended September 30, 2019, Kaleyra S.p.A. incurred $3,803 thousand of non-recurring costs in connection with the prospective business combination with GigCapital and related SEC filings. These expenses were offset by approximately $500 thousand in reduced payroll costs as no employee bonus expenses was recorded during the nine months ended September 30, 2019.

Financial Expense, net

In the nine months ended September 30, 2019, financial expense, net decreased by $307 thousand from the same period of last year. This decrease was mainly due to a $59 thousand decrease in financial expenses, as a result of a decrease in loss on derivatives, partially offset by an increase in interest expenses due to higher average borrowings and a $248 thousand increase in financial income, mainly due to an increase in gain on derivatives.

Foreign Currency (income)/loss

In the nine months ended September 30, 2019 and 2018, foreign currency loss/(income) were a $402 thousand loss and a $329 thousand income, respectively, resulting in a change of $731 thousand over the periods. Such change was mainly attributable to the effects of fluctuation of Euro and Indian rupee against the U.S. dollar.

Income Tax Expense

In the nine months ended September 30, 2019, income tax expense decreased by $122 thousand, compared to the same period of last year. In the nine months ended September 30, 2019 income tax expense decreased by 14.5 percentage points compared to the same period 2018. This decrease was principally attributable to (i) the increase in recognition of taxes on undistributed profit from foreign subsidiaries in the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 and (ii) the decrease in the applicable tax rate for Solutions Infini that was reduced from 29.12% in 2018 to 25.17% in 2019.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2019, Kaleyra S.p.A. had $10.7 million of cash as compared to $8.2 million as of December 31, 2018. Of the $10,700 thousand in cash, $8,700 thousand is held in Italy, $1,900 thousand is held in India and $100 thousand is held in the United States. Kaleyra S.p.A. also has marketable securities of $4,900 thousand of which $1,600 thousand is held in Italy and $3,300 thousand is held in India.

The repatriation of money outside of Italy may result in the cash being subject to certain taxes or other restrictions. Management currently plans to retain the cash in the jurisdictions where these funds are currently held.

Kaleyra believes its cash, cash flows from operations and availability of borrowings will be sufficient to support its operations as currently configured for at least the next 12 months.

Kaleyra finances its operations through a combination of internally generated cash from operations and from borrowings under Kaleyra bank facilities primarily with banks located in Italy. Kaleyra’s long-term cash needs include meeting debt service requirements, working capital requirements and capital expenditures.

Kaleyra may also pursue strategic acquisition opportunities that could impact its future cash requirements. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations, obtain additional financing or refinance existing short-term debt obligations, including those related to acquisitions completed in prior periods. The amount of cash generated from operations is dependent upon factors such as the successful execution of Kaleyra’s business strategies and worldwide economic conditions. The amount of debt available under future financings is dependent on Kaleyra’s ability to maintain adequate cash flow for debt service and sufficient collateral, and the general financial conditions in Kaleyra’s market.

Kaleyra may seek to raise additional capital, subject to market and other conditions, through a combination of public or private equity offerings or debt financings to refinance its existing capital structure at a lower cost of capital and extend the maturity period of certain debt. Additionally, Kaleyra may also raise additional equity or debt capital for strategic opportunities which may include acquisitions of additional companies, and general corporate purpose. If Kaleyra does raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If Kaleyra raises additional capital through debt financing, Kaleyra may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional deb or making capital expenditures. If additional financing is required from outside sources, Kaleyra may not be able to raise it on terms acceptable to it or at all. If Kaleyra is unable to raise additional capital when desired, Kaleyra’s business, operating results and financial condition may be adversely affected and its ability to continue as a going concern will be impacted.

Kaleyra has a number of long-standing business and banking relationships with major Italian commercial banks where it maintains both cash accounts and a credit relationship. Historically Kaleyra has used cash generated from operations to fund its growth and investment opportunities. As Kaleyra’s management made the decision to expand its operations outside of Italy and acquired additional companies it took on certain additional financing in order to fund cash payments due on the acquisitions. As of September 30, 2019, Kaleyra’s total bank and other borrowings, including amounts drawn under the revolving credit line facilities was $26,800 thousand. Total bank and other borrowings as of December 31, 2018 were $13,800 thousand.

Kaleyra has credit line facilities of $5,603 thousand as of September 30, 2019, of which $1,634 thousand was outstanding. As of December 31, 2018, Kaleyra had credit line facilities of $4,624 thousand, of which $1,648 thousand was outstanding. Amounts drawn under the credit line facilities are secured by Kaleyra’s customer accounts receivables and funds available under the line are limited based on eligible receivables.

Long-term financial obligations, excluding obligations due under the credit line facilities and purchase agreements, consisted of the following ($ in thousands):

	As of September 30, 2019	As of December 31, 2018	Maturity	Interest Contractual Rate	Interest Nominal Rate
					As of September 30, 2019	As of December 31, 2018
Unicredit S.p.A (Line A Tranche 1)	$3,831	$5,038	July-2022	Euribor 3 months + 3,10%	2.80%	2.80%
Unicredit S.p.A (Line A Tranche 2)	176	228	November-2022	Euribor 3 months + 3,10%	2.80%	2.80%
Unicredit S.p.A (Line B)	3,367	3,770	May-2023	Euribor 3 months + 2,90%	2.60%	2.60%
Unicredit S.p.A (Line C)	2,709	—	August-2022	Euribor 3 months + 3,90%	3.53%	1.51%
Intesa San Paolo S.p.A (Line 1)	1,096	1,572	July-2021	Euribor 3 months + 2,30%	1.78%
Intesa San Paolo S.p.A (Line 2)	4,328	—	July-2023	Euribor 3 months + 2.60%	2.60%
Ubi Banca S.p.A (Line 1)	392	625	February-2021	1.25%	1.25%	1.25%
Ubi Banca S.p.A (Line 2)	1,728	—	April-2021	1.64%	1.64%
Monte dei Paschi di Siena S.p.A	561	—	April-2022	0.95%	0.95%
Banco Popolare di Milano S.p.A (Line 1)	1,299	—	June-2023	Euribor 3 months + 2,00%	2.00%
Banco Popolare di Milano S.p.A (Line 2)	4,314	—	September-2021	Euribor 3 months + 2.00%	2.00%
Simest 1	319	382	June-2022	0.50%	0.50%	0.50%
Simest 2	317	379	September-2022	0.50%	0.50%	0.50%
Simest 3	581	169	December-2022	0.50%	0.50%	0.50%
Finlombarda S.p.A	121	—	December-2020	0.50%	0.50%

Total Financial Liabilities	$25,139	$12,163

All financial liabilities are unsecured borrowings of Kaleyra.

Liquidity

Kaleyra funds its short- and long-term liquidity needs through a combination of cash on hand, cash flows generated from operations, and borrowings under credit facilities. Kaleyra’s management regularly monitors certain liquidity measures to monitor performance.

In 2017 and 2018, Kaleyra S.p.A. entered into agreements to acquire Solutions Infini and Buc Mobile. The terms of both acquisitions included cash payments as of the respective acquisition date and deferred payments to the selling shareholders due in 2019 and 2020. In July 2019 Kaleyra S.p.A. paid a combined total of $9,097 thousand due under both purchase agreements. There are no remaining obligations under the Buc Mobile Stock Purchase Agreement. Kaleyra S.p.A. has a remaining obligation under the purchase agreement with Solutions Infini in the amount of $2,438 thousand as of September 30, 2019 with payment due in July 2020 related to the preference shares assigned to certain former shareholders of Solutions Infini.

The base purchase price payable as consideration for all of the shares of Solutions Infini was equal to INR 1,025,050 thousand, subject to variations if Solutions Infini reached targeted levels of EBITDA and net Financial Position for the years ending March 31, 2018 and a target level of EBITDA for the year ending March 31, 2019. As mentioned above, Kaleyra S.p.A. acquired all the shares of Solutions Infini in different stages and with multiples payments. In accordance with the purchase agreement, Kaleyra S.p.A. paid $8,083 thousand in 2017, and in July 2018 paid $6,602 thousand. In July 2019 Kaleyra S.p.A. paid $5,097 thousand (including $770 thousand originally due in July 2020).

As mentioned above, the purchase price for the Buc Mobile Acquisition is an aggregate sum of $6,286 thousand payable as consideration for all of the shares of Buc Mobile to be paid in cash in three different installments, specifically: $2,286 thousand was paid in cash on July 31, 2018, $2,000 thousand was paid on July 31, 2019, and the final installment of $2,000 thousand originally due in July 2020, was paid in advance on July 31, 2019. There are no further obligations due under the Buc Mobile purchase agreement.

As part of the transaction, Kaleyra S.p.A. provided letters of credit to secure the future payments due to the selling shareholders. All letters of credit outstanding were cancelled upon payment in full of the final installments due under the agreement.

In April 2019 Kaleyra S.p.A. entered into three additional long-term financing as follows:

•	a long-term financing with Ubi Banca S.p.A. denominated in Euro for a total amount of €2,000 thousand ($2,289 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2021;

•

a long-term financing with Monte dei Paschi di Siena S.p.A. denominated in Euro for a total of €600 thousand ($687 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2022;

•

a long-term financing with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €1,200 thousand ($1,374 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity June 2023.

In July 2019, Kaleyra S.p.A. entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €4,000 thousand ($4,367 thousand at the September 30, 2019 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.0% spread). The total amount was drawn in full on the same date and proceeds were used to settle the total deferred consideration for the acquisition of Solutions Infini upon cancellation of the aforementioned letters of credit provided to the Solutions Infini’s selling shareholders.

In July 2019, Kaleyra S.p.A. entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in Euro, for a total notional amount of €4,000 thousand ($4,367 thousand at the September 30, 2019 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.6% spread). The total amount was drawn in full on the same date. Proceeds were primarily used to settle the remaining deferred consideration due for the acquisition of Buc Mobile, and all amounts due under the purchase agreement were paid in full on July 31, 2019. The outstanding letters of credit were cancelled.

Finally, in August 2019, Kaleyra S.p.A. entered into a medium-term financing agreement with Unicredit S.p.A. denominated in Euro for a total of €2.500 thousand ($2,729 thousand at the September 30, 2019 exchange rate) to be repaid in quarterly installments starting from February 2020. The financing will bear interest at a variable rate (Euribor 3 months plus 3.9% spread). The notional amount was fully drawn on the same date.

Cash Flows

Comparison of the nine months ended September 30, 2019 and 2018

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Nine months ended September 30,
	2019	2018
Net cash provided by (used in) operating activities	$1,088	$(2,610)
Net cash used in investing activities	(3,156)	(9,715)
Net cash provided by financing activities	4,909	6,580
Effect of exchange rate changes on cash and cash equivalents	(346)	(280)

Net increase/(decrease) in cash and cash equivalents	$2,495	$(6,025)

In the nine months ended September 30, 2019, cash provided by operating activities was $1,088 thousand, primarily consisting of net loss of $1,869 thousand adjusted for $2,442 thousand of non-cash items. Non-cash items consist primarily of $1,980 thousand of depreciation and amortization expense, $446 thousand of non-cash compensation expense for preference shares, of a $724 thousand non-cash tax expense and $515 thousand of net cumulative changes in operating assets and liabilities.

In the nine months ended September 30, 2018, cash used in operating activities was $2,610 thousand, primarily consisting of net loss of $1,414 thousand adjusted for non-cash items, mainly including $1,613 thousand of stock-based compensation, $834 thousand of depreciation and amortization expense and $541 thousand of non-cash interest expense, less $4,702 thousand of net cumulative changes in operating assets and liabilities.

In the nine months ended September 30, 2019, cash used by investing activities was $3,156 thousand, primarily consisting of $4,328 thousand of purchase of marketable securities and $1,307 thousand of purchase of property and equipment partially offset by $2,493 thousand of proceeds from sale of marketable securities.

In the nine months ended September 30, 2018, cash used by investing activities was $9,715 thousand, primarily consisting of cash paid for the acquisition of Solutions Infini, net of cash acquired of $5,481 thousand, cash paid for the acquisition of Buc Mobile, net of cash acquired of $2,249 thousand, and $1,753 thousand of purchase of marketable securities.

In the nine months ended September 30, 2019, cash provided by financing activities was $4,909 thousand, primarily consisting of net proceeds from borrowings under term loans of $16,670 thousand, partially offset by $2,684 thousand repayment on term loans, less $4,000 thousand and $5,097 thousand of payments deferred consideration for the acquisitions of Buc Mobile and Solutions Infini, respectively.

In the nine months ended September 30, 2018, cash provided by financing activities was $6,580 thousand, consisting of net proceeds from borrowing on term loans equal to $5,611 thousand, partially offset by $329 thousand repayments on term loans and $1,298 thousand net change in line of credit.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations as of September 30, 2019 as derived from the unaudited consolidated financial statements of Kaleyra S.p.A. as of that date.

($ in thousand)	Payments due by period
Contractual obligations	Total	2019	2020-2022	2023	Thereafter
Long-term obligations (1)(2)(3)(4)	$26,278	$2,253	$22,517	$1,508	$0
Deferred consideration for the acquisitions (1)(2)(5)	—	—	—	—	—
Capital lease obligations	176	23	153	—	—
Operating lease obligations	2,893	238	1,584	367	704
Preference shares obligations	2,438	—	2,438	—	—

Total	$31,785	$2,514	$26,692	$1,875	$704

The obligations listed above and incurred in the nine months ended September 30, 2019 are also described in more detail in the following notes.

(1)

In July 2019, Kaleyra S.p.A. entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €4,000 thousand ($4,548 thousand at the September 30, 2019 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.0% spread). The total amount was drawn in full on the same date and proceeds were used to settle the total deferred consideration for the acquisition of Solutions Infini.

(2)

In July 2019 Kaleyra S.p.A. entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in Euro, for a total notional amount of €4,000 thousand ($4,548 thousand at the September 30, 2019 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.6% spread). The total amount was drawn in full on the same date. Proceeds will be primarily used to settle the remaining deferred consideration due for the acquisition of Buc Mobile.

(3)

In August 2019 Kaleyra S.p.A. entered into a medium-term financing agreement with Unicredit S.p.A. denominated in Euro for a total of €2,500 thousand ($2,843 thousand at the September 30, 2019 exchange rate) to be repaid in quarterly installments starting from February 2020. The financing will bear interest at a variable rate (Euribor 3 months plus 3.9% spread). The notional amount was fully drawn on the same date.

(4)	In April 2019 Kaleyra S.p.A. entered into three additional long-term financing as follows:

•	a long-term financing with Ubi Banca S.p.A. denominated in Euro for a total amount of €2,000 thousand ($2,289 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2021;

•

a long-term financing with Monte dei Paschi di Siena S.p.A. denominated in Euro for a total of €600 thousand ($687 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2022;

•

a long-term financing with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €1,200 thousand ($1,374 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity June 2023.

(5)

In July 2019 Kaleyra S.p.A. signed an amendment to the Solutions Infini Purchase Agreement based on which the Fourth Closing date has been anticipated at the same date of the Third Closing date (July 2019).

Off-Balance Sheet Arrangements

During the three and the nine months ended September 30, 2019 and 2018, Kaleyra S.p.A. did not have any relationships with any entities or financial partnerships, such as structured finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or for other purposes.

Seasonality

Kaleyra’s results are affected by the business cycles of its customer base, which generally results in stronger revenue in the fourth quarter of the financial year. Kaleyra believes this variability is largely due to the market’s demand for its customers’ and/or business partners’ services due to higher levels of purchasing activity in the holiday season. As a result of its historically higher portion of sales in the fourth quarter of each year, its cost of revenue increases during such period relative to any increase in revenue. The increase in cost of revenue and other impacts of seasonality may affect profitability in a given quarter.

Taxes

Kaleyra S.p.A. files income tax returns in Italy and in foreign jurisdictions including India, the United States and Switzerland.

For the nine months ended September 30, 2019 and 2018, Kaleyra S.p.A.’s consolidated effective tax rate was negative 62.5% and 146.8%, respectively. The decrease for the nine months in the effective tax rate is primarily due to the impact of costs non-deductible for tax purposes, such as stock-based compensation expenses and other non-cash compensation expenses. For the three months ended September 30, 2019 and 2018, the effective tax rates were negative 17% and 536%, respectively. The increase in the effective tax rate is mainly due to recognition of taxes on undistributed earnings from foreign subsidiaries. At this time Kaleyra intends to indefinitely reinvest part of these earnings in the subsidiary to fund the international operations and certain obligations of the subsidiary. In addition, Kaleyra expects future cash generated from its operations in Europe and the U.S. to be sufficient to meet Kaleyra’s future cash needs. Should the remaining undistributed earnings be distributed in the form of dividends or otherwise, the distributions would result in $765 thousand amount of tax, as of September 30, 2019.

As of December 31, 2018, Kaleyra S.p.A. had $7,217 thousand in net operating loss carryforwards, of which $5,763 thousand originated in United States and $1,454 thousand originated in Switzerland. If not utilized, the net operating losses originating in United States will expire at various dates from 2033 through 2038, while the net operating losses originating in Switzerland will expire at various dates from 2023 through 2025.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with U.S. GAAP applicable for an “emerging growth company” as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. In particular, an emerging growth company can delay the adoption of certain accounting standards until those standards would apply to private companies. For the purpose of these consolidated financial statements, Kaleyra availed itself of an extended transition period for complying with new or revised accounting standards and, as a result, did not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies.

Preparation of these financial statements requires Kaleyra to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Kaleyra bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, Kaleyra could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected.

Kaleyra believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Kaleyra derives revenue primarily from usage-based fees earned from the sale of communications services offered through software solutions to large enterprises, as well as small and medium-sized customers. Revenue can be billed in advance or in arrears depending on the terms of the agreement; for the majority of customers revenue is invoiced on a monthly basis in arrears.

Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue, depending on whether the revenue recognition criteria has been met.

Kaleyra recognizes revenue when all of the following criteria are satisfied:

•	the service has been or is being rendered to the customer;

•	the amount of the fees to be paid by the customer is fixed or determinable; and

•	collectability of the fees is reasonably assured.

Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

The contracts do not provide customers and business partners with the right to take possession of the software supporting the applications.

As a part of the arrangement with its customers and business partners, Kaleyra offers customers advanced support services to guarantee the continuity and promptly delivery of the services. Revenue for these services is recognized ratably over the term of the service period.

The contractual arrangements do not contain general rights of return. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue.

Stock-Based Compensation

As mentioned above, in January 2018, Kaleyra S.p.A. adopted a stock-based compensation plan with an original vesting period of three years. In November 2018, the Kaleyra S.p.A. board of directors resolved to amend the original terms of this plan, substantially accelerating the vesting of the awarded stock options and granting to the plan’s beneficiaries the right to exercise all of the stock options awarded and not previously exercised, either vested or unvested, regardless of the fulfilment of any performance conditions, provided, in any case, that the beneficiary was employed by Kaleyra S.p.A. or any of its subsidiaries as of the exercise date. As of December 31, 2018, all of the stock options awarded were exercised. Stock-based compensation expense for the year ended December 31, 2018 was $ 7,359 thousand. The incremental compensation cost expense resulting from the plan’s modification was equal to $5,735 thousand.

Kaleyra accounts for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, over the requisite service period, which is generally the vesting period of the respective award.

Determining the fair value of stock-based awards at the grant date requires judgment. Kaleyra used the Cox-Rubinstein binomial tree valuation model, a multi-period market model, to measure the fair value of its stock options. All forfeitures were accounted for as they occurred. The identified model requires the use of objective and subjective assumptions, which determine the fair-value of stock-based awards. These assumptions include:

•

Fair value of common stock. The fair value of the shares of Kaleyra S.p.A.’s common stock underlying stock options is established by the board of directors on the basis of various objective and subjective factors including but not limited to, the following: i) Kaleyra S.p.A.’s results of operations, financial position and capital resource; ii) current business conditions and projections; iii) the lack of marketability of Kaleyra S.p.A.’s common stock; iv) the hiring of key personnel and the experience of Kaleyra S.p.A.’s management; v) the introduction of new products; vi) the risk inherent in the development and expansion of Kaleyra S.p.A.’s products; vii) the likelihood of achieving a liquidity event, such as a sale of Kaleyra; viii) industry trends and competitive environment; and ix) overall economic indicators, including gross domestic product, employment, inflation and interest rates.

•

Expected term. The expected term was estimated to be the final maturity date of the option (i.e., the last day allowed for the exercise). This assumption is confirmed by the model behavior that implies that, in the absence of dividends, the optimal exercise time of a stock option is the final maturity date.

•

Expected volatility. The expected volatility is derived from an average of the historical volatilities of the common stock of several entities with characteristics similar to those of Kaleyra S.p.A., such as the size, and operational and economic similarities to its principle business operations. Kaleyra uses this method because it has limited information on the volatility of its common stock.

•	Risk-free interest rate. The risk-free interest rate is based on the rates of the Euro swap curve with maturities similar to the expected term of the options as of the grant date.

•	Expected dividends. The expected dividend is assumed to be zero, as Kaleyra S.p.A. has never paid dividends and has no current plans to pay any dividends on its common stock.

In evaluating stock options, Kaleyra S.p.A.’s board of directors has been assisted by an independent third-party specialist. During 2019, Kaleyra S.p.A. had no stock option plans in place; therefore, Kaleyra S.p.A. has not reported any expense for stock-based compensation expense in the three and nine months ended September 30, 2019.

Internal-Use Software Development Costs

Certain costs of the technology platform and other software applications developed for internal use are capitalized. Kaleyra capitalizes qualifying internal-use software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed, and (ii) it is probable that the software will be completed and used for its intended purpose. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all-significant testing. Costs related to specific upgrades and enhancements are also capitalized when it is probable the expenditures will result in additional functionality. Any costs incurred for maintenance and minor upgrades and enhancements are expensed. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.

Capitalized costs of the platform and other software applications are included in property and equipment. These costs are amortized over the estimated useful life of the software on a straight-line basis over four years. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could affect the recoverability of these assets. The amortization of costs related to the platform applications is included in cost of revenue, while the amortization of costs related to other software applications developed for internal use is included in research and development expenses.

Kaleyra exercises judgment in determining the point at which various projects may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized. To the extent that there is a change the manner in which Kaleyra develops and tests new features and functionalities related to the Kaleyra Platform, assess the ongoing value of capitalized assets or determine the estimated useful lives over which the costs are amortized, the amount of internal-use software development costs capitalized and amortized could change in future periods.

Impairment of Long-Lived Assets

Kaleyra evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment during the three and nine months ended September 30, 2019 and 2018.

Recent Accounting Pronouncements Not Yet Adopted

See Note 2 to the condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K for a discussion of recent accounting pronouncements not yet adopted.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors include international economic and political considerations, as well as other factors beyond Kaleyra’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Kaleyra’s interest rates on the bank borrowing held by Italian commercial banks is at market in Italy and well below market in other geographical locations. Therefore, Kaleyra does not believe there is material exposure to market risk from changes in interest rates on debt.

Foreign Currency Risk

Kaleyra S.p.A.’s consolidated financial statements are presented in U.S. dollars while the functional currency of Kaleyra is the Euro. The functional currency of Solutions Infini is the Indian rupee and the functional currency of Buc Mobile is U.S. dollar. The local currencies of Kaleyra’s foreign subsidiaries are the Euro, Indian Rupee, U.S. dollar, United Arab Emirates dirhams, Swiss Francs and the Singapore dollar.

Each company remeasures monetary assets and liabilities denominated in currencies other that its functional currency at period-end exchange rates and non-monetary items are remeasured at historical rates. Remeasurement adjustments are recognized in the consolidated statement of operations as foreign currency (income) in the period of occurrence.

For legal entities where the functional currency is a currency other than the U.S. dollar, including Kaleyra, adjustments resulting from translating the financial statements into U.S. dollar are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity. Monetary assets and liabilities denominated in a currency that is other than the U.S. dollar are translated into U.S. dollar at the exchange rate on the balance sheet date. Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Kaleyra does not engage on a regular basis in any hedging activity to reduce Kaleyra’s potential exposure to currency fluctuations, although Kaleyra may elect to do so in the future if use of derivatives would be beneficial to Kaleyra.

GigCapital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The financial statements of GigCapital include in this Current Report on Form 8-K a period prior to the closing of the Business Combination. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of GigCapital included elsewhere in this filing. This Management’s Discussion and Analysis does not give effect to the closing of the Business Combination. This discussion contains forward-looking statements reflecting Kaleyra’s current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect Kaleyra’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the Proxy Statement in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 47 and 49, respectively.”

Overview

GigCapital was a blank check company incorporated in the State of Delaware formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities.

As of September 30, 2019, not including cash held in GigCapital’s trust account in the amount of $78,757,615, GigCapital had cash of $469,707 and a working capital deficit of $5,304,524. As noted above, on November 25, 2019, GigCapital consummated the Business Combination.

Results of Operations

GigCapital neither engaged in any operations nor generated any revenues. For the period from October 9, 2017 (“Inception”) through September 30, 2019, GigCapital’s only activities were organizational activities and activities to identify a target business for its initial business combination, including the Business Combination. GigCapital generated non-operating income in the form of interest income on cash and marketable securities held in the trust account at JP Morgan Chase Bank, N.A. in New York, New York with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account’), which was funded after GigCapital’s initial public offering of units (the “Units”) consisting of one share of common stock, three-quarters of one warrant to purchase one share of common stock, and one right to receive one-tenth of one share of common stock upon our completion of the Business Combination (the “Offering”) to hold an amount of cash and marketable securities equal to that raised in the Offering, including such proceeds from the exercise of the underwriters’ over-allotment option. There was no significant change in GigCapital’s financial or trading position and no material adverse change has occurred since the date of GigCapital’s audited financial statements.

For the year ended September 30, 2019, GigCapital incurred a net loss of $1,086,138, which consisted of interest income on marketable securities held in the Trust Account of $2,648,070, offset by operating expenses of $2,981,188 and a provision for income taxes of $753,020. For the period from Inception to September 30, 2018, GigCapital incurred a net loss of $665,385, which consisted of interest income on marketable securities held in the Trust Account of $1,814,589, offset by operating expenses of $1,879,526 and a provision for income taxes of $600,448. GigCapital’s business activities for the year ended September 30, 2019 and 2018 consisted solely of completing the Offering, and identifying and evaluating a potential initial business combination, including the Business Combination.

Liquidity and Capital Resources

On December 12, 2017, GigCapital consummated the initial closing of the Offering with the delivery of 12,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $125,000,000. Simultaneously with the initial closing of the Offering, GigCapital consummated the initial closing of a private placement with the sale of 489,500 Units (the “Private Placement Units”) at a price of $10.00 per Unit, generating gross proceeds of $4,895,000.

On January 9, 2018, in connection with the underwriters’ exercise in full of their option to purchase an additional 1,875,000 Units solely to cover over-allotments, if any (the “over-allotment option”), GigCapital consummated the sale of an additional 1,875,000 Units at a price of $10.00 per Unit, generating gross proceeds of $18,750,000. Simultaneously with the closing of the sale of such additional Units, GigCapital consummated the second closing of a private placement resulting in the sale of an additional 8,756 Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $87,560.

Following the initial and second closings of the Offering and the sale of the Private Placement Units, a total of $143,750,000 was placed in the Trust Account. GigCapital incurred $3,252,059 in offering related costs, including $2,587,560 of underwriting fees and $664,499 of other costs.

As of September 30, 2019 and 2018, GigCapital held cash and marketable securities in the amount of $78,757,615 and $144,964,309, respectively, in the Trust Account. The marketable securities consisted of U.S. money market funds. Interest income earned from the funds held in the Trust Account may be used by GigCapital to pay taxes. For the year ended September 30, 2019 and 2018, GigCapital withdrew $1,172,534 and $379,123, respectively, from the interest earned on the Trust Account to pay federal and state income tax obligations.

For the year ended September 30, 2019, cash used in operating activities was $1,953,021, consisting of a net loss of $1,086,138, interest earned on marketable securities held in the Trust Account of $2,527,542 and interest receivable earned, but not paid as of September 30, 2019 on marketable securities held in the Trust Account of $120,528, partially offset by changes in operating assets and liabilities of $1,781,187.

For the period October 9, 2017 (date of inception) through September 30, 2018, cash used in operating activities was $1,537,356, consisting of a net loss of $665,385, interest earned on marketable securities held in the Trust Account of $1,593,432 and interest receivable earned, but not paid as of September 30, 2018 on marketable securities held in the Trust Account of $221,157, partially offset by changes in operating assets and liabilities of $942,618.

As of September 30, 2019, GigCapital had cash of $469,707 held outside the Trust Account.

Subsequent to September 30, 2019, and prior to the Special Meeting, holders of 3,668,303 Public Shares of GigCapital’s common stock exercised their right to redeem those shares for cash at a price of $10.5019 per share, for an aggregate of approximately $38.5 million. The per share redemption price of $10.5019 for holders of Public Shares electing redemption was paid out of GigCapital’s Trust Account, which after taking into account the redemptions, had a balance immediately prior to the Closing of approximately $40.8 million. In addition, approximately $14,000 remained in GigCapital’s operating account immediately prior to the Closing.

Off-Balance Sheet Financing Arrangements

As of September 30, 2019, GigCapital had not entered into any off-balance sheet financing arrangements. GigCapital did not participate in transactions that created relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. GigCapital did not enter into any off-balance sheet financing arrangements, establish any special purpose entities, guaranty any debt or commitments of other entities, or purchase any non-financial assets.

Contractual Obligations

As of September 30, 2019, GigCapital did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay its Sponsor a monthly fee of $20,000 for office space, administrative services and secretarial support. GigCapital began incurring these fees on December 8, 2017 and continued to incur these fees monthly until the completion of the Business Combination.

On September 27, 2019, GigCapital and Greenhaven Road Capital Fund 1, LP, a Delaware limited partnership (“Greenhaven Fund 1”), and Greenhaven Road Capital Fund 2, LP, a Delaware limited partnership (“Greenhaven Fund 2” and together with Greenhaven Fund 1, “Greenhaven”) entered into a Forward Share Purchase Agreement (the “Greenhaven Purchase Agreement”) pursuant to which GigCapital agreed to purchase the shares of common stock of GigCapital into which rights of GigCapital held by Greenhaven and any additional rights that Greenhaven will acquire will convert into upon the Closing of the Business Combination at the following price: (1) $1.05 per right for the first 5,500,000 rights (which reflects $10.50 per share for the first 550,000 shares); (2) $1.07 per right for the next 2,500,000 rights (which reflects $10.70 per share for the next 250,000 shares); and (3) $1.10 per right for the next 2,000,000 rights (which reflects $11.00 per share for the next 200,000 shares). GigCapital agreed to purchase the Shares on the later of the sixtieth day after the Closing of the Business Combination or January 1, 2020 (the “Greenhaven Purchase Closing Date”).

In exchange for GigCapital’s commitment to acquire the shares on the Greenhaven Purchase Closing Date, each of Greenhaven Fund 1 and Greenhaven Fund 2 agreed to continue to hold, and not to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of GigCapital and including any Short Sales (as defined below) involving any of GigCapital’s securities), the rights (including any additional rights) held by Greenhaven, and any shares that such rights (including any additional rights) convert into, until the Greenhaven Purchase Closing Date, including not to tender the rights (or any additional rights) to GigCapital in response to any tender offer that GigCapital may commence for the rights. For purposes of the Greenhaven Purchase Agreement, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities and Exchange Act of 1934 (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the forgoing, the parties agreed that Greenhaven shall after the Closing of the Business Combination have the right but not the obligation to sell any or all of its shares issued for the rights into in the open market if the share price equals or exceeds $10.50 per share. Furthermore, the parties agreed that nothing in the Greenhaven Purchase Agreement shall prohibit Greenhaven from entering into a contract to purchase and/or sell warrants of GigCapital. No amount was recorded in the financial statements as the amount of the liability is not considered probable or reasonably estimable as it is dependent on the number of additional rights subsequently purchased by Greenhaven, as well as the number of shares sold by Greenhaven after the Business Combination should the market price of the stock increase above the $10.50 price limitation, as it did in November 2019.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The GigCapital identified the following critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GigCapital elected not to opt out of such extended transition period.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. GigCapital applied the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of September 30, 2019 and 2018, have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company did not considered the effect of (1) warrants included in the Units sold in the Offering and the sale of the Private Placement Units to purchase an aggregate of 11,154,942 shares of common stock since the exercise of the warrants is contingent upon future events, (2) rights included in the Units sold in the Offering and the sale of the Private Placement Units that convert into 1,487,326 shares of common stock since the conversion of the rights is contingent upon future events and (3) the 60,000 shares of common stock underlying restricted stock awards that are still subject to forfeiture as of September 30, 2019 and 2018. Since the Company was in an adjusted net loss position during the periods presented within, diluted net loss per common share is the same as basic net loss per common share for all periods presented.

In accordance with the two-class method, the Company’s net income (loss) is adjusted to remove net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the trust account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Year Ended September 30,	Period from October 9, 2017 (Date of Inception) through September 30,
	2019	2018
Net loss	$(1,086,138)	$(665,385)
Less: net income attributable to common stock subject to redemption	(1,169,705)	(941,036)

Adjusted net loss	$(2,255,843)	$(1,606,421)

Weighted-average common shares outstanding, basic and diluted	4,207,008	4,048,626

Net loss per share common share, basic and diluted	$(0.54)	$(0.40)

Common Stock subject to possible redemption

GigCapital accounted for its common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. GigCapital’s common stock featured certain redemption rights that were considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2019 and 2018, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Recent Accounting Pronouncements

GigCapital did not believe that any recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk.

GigCapital’s efforts were limited to organizational activities and activities relating to the Offering and the identification and evaluation of a potential initial business combination, including the Business Combination. GigCapital neither engaged in any operations nor generated any revenues. At September 30, 2019, the net proceeds from GigCapital’s Offering held in the Trust Account was comprised entirely of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, GigCapital did not believe that there would be an associated material exposure to interest rate risk.

As of September 30, 2019, $78,757,615 was held in the trust account for the purposes of consummating the Business Combination.

Properties

The facilities of Kaleyra are described in the Proxy Statement in the section titled “Information About Kaleyra – Facilities” and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of Kaleyra upon the Closing of the Business Combination by:

•	each person known by GigCapital to be the beneficial owner of more than 5% of the Common Stock of Kaleyra upon the Closing of the Business Combination;

•	each of Kaleyra’s officers and directors; and

•	all executive officers and directors of Kaleyra as a group upon the Closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, Kaleyra believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of Kaleyra beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares		% of Class
GigAcquisitions, LLC(2)	2,312,515	(3)	11.6%
Esse Effe S.p.A(4)	4,631,142	(5)	23.2%
Maya Investments Limited(6)	4,815,938	(7)	24.1%
GigFounders, LLC(8)	715,698		3.6%
Dr. Avi S. Katz(2)(8)	3,028,213		15.2%
Neil Miotto	—		—
John Mikulsky	20,000	*
Dario Calogero(6)	4,815,938	(7)	24.1%
Giacomo Dall’Aglio	161,193	*
Julia Pulzone	—		—
Simone Fubini(4)	4,631,142	(5)	3.2%
Matteo Lodrini	—		—

All directors and executive officers (8 individuals) as a group	12,656,486		63.4%

*	Less than 1%.
(1)

Unless otherwise indicated, the business address of GigAcquisitions, LLC, GigFounders, LLC and each of Dr. Avi S. Katz, Neil Miotto and John Mikulsky is 2479 E. Bayshore Road, Suite 200, Palo Alto CA. The address for Esse Effe S.p.A. is 41, Via Valeggio, Torino, Italy, 10129, Maya Investments Limited is Corso De Porta Nuova 16, Milan, Italy, 20121 and the other individuals is c/o Kaleyra, S.p.A., Via Marco D’Aviano, 2, Milano MI, Italy, 20131.

(2)

Represents shares held by the sponsor of GigCapital, Inc. The shares held by the sponsor are beneficially owned by Dr. Avi S. Katz, the Chairman of the Board of Kaleyra, and the manager of the sponsor, who has sole voting and dispositive power over the shares held by our sponsor.

(3)	Does not include 267,000 shares of Kaleyra common stock underlying warrants that are not exercisable within 60 days.
(4)	Esse Effe S.p.A is affiliated with Simone Fubini, and the shares are beneficially owned by Mr. Fubini, who is one of the directors of Kaleyra.
(5)	Does not include Esse Effe S.p.A’s contingent right to receive up to 1,900,405 Earnout Shares in accordance with terms of the Stock Purchase Agreement.
(6)	Maya Investments Limited is affiliated with Dario Calogero and the shares are beneficially owned by Mr. Calogero who is the Chief Executive Officer and a director of Kaleyra.
(7)	Does not include Maya Investments Limited’s contingent right to receive up to 1,335,286 Earnout Shares in accordance with terms of the Stock Purchase Agreement.
(8)

Represents shares held by one of the members of GigAcquisitions, LLC which it received from GigAcquisitions, LLC. The shares held by GigFounders, LLC are beneficially owned by Dr. Avi S. Katz, and the Managing Member of GigFounders, who has sole voting and dispositive power over the shares held by GigFounders, LLC.

Directors and Executive Officers

Kaleyra’s directors and executive officers after the Closing are described in the Proxy Statement in the section titled “Management After the Business Combination” and is incorporated herein by reference.

Executive Compensation

The executive compensation of Kaleyra’s executive officers and directors is described in the Proxy Statement in the section titled “Executive Compensation—Kaleyra” and is incorporated herein by reference.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of Kaleyra are described in the Proxy Statement in the section titled “Certain Relationships and Related Transactions” and are incorporated herein by reference.

Legal Proceedings

Kaleyra’s legal proceedings are described in the Proxy Statement in the section titled “Information About Kaleyra—Legal Proceedings” and are incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Kaleyra’s common stock and warrants began trading on the NYSE American under the symbols “KLR” and “KLR WS”, on November 26, 2019 and December 2, 2019, respectively, subject to ongoing review of Kaleyra’s satisfaction of all listing criteria post-Business Combination. Kaleyra has not paid any cash dividends on shares of its common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Kaleyra’s board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Information regarding GigCapital’s common stock, rights and units and related stockholder matters are described in the Proxy Statement in the section titled “Trading Market and Dividends” and such information is incorporated herein by reference.

Description of Registrant’s Securities

The description of Kaleyra’s securities is contained in the Proxy Statement in the section titled “Description of Securities” and is incorporated herein by reference.

Indemnification of Directors and Officers

In connection with the Business Combination, Kaleyra will enter into indemnification agreements with each of its directors and executive officers. These indemnification agreements will provide the directors and executive officers with contractual rights to indemnification and expense advancement.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of Kaleyra and GigCapital.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of Kaleyra and GigCapital.

Item 2.02.	Results of Operations and Financial Condition.

Certain annual and quarterly financial information regarding Kaleyra was included in the Proxy Statement, in the section titled “Kaleyra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which is incorporated herein by reference. The disclosure contained in Item 2.01 of this Report is also incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in the Current Report on Form 8-K as filed with the SEC on February 26, 2019, the Stock Purchase Agreement provides that each of Esse Effe S.p.A. (“Esse Effe”) and Maya Investments Limited (“Maya”) will upon the Closing receive as partial consideration for the Business Combination unsecured convertible promissory notes in the amounts of $6,000,000 and $1,500,000 respectively, (the “Notes”). Reference is made to section of the Proxy Statement titled “Proposal No. 1—Approval of the Business Combination—Convertible Notes”, which is incorporated herein, for more details on the terms of the Notes. GigCapital did upon the Closing on November 25, 2019 issue the Notes to each of Esse Effe and Maya in the foregoing amounts.

As previously disclosed in the Current Report on Form 8-K as filed with the SEC on November 25, 2019, the parties to the Stock Purchase Agreement entered into Amendment No. 2 to the Stock Purchase Agreement (the “Second Amendment”). The Second Amendment provided that in lieu of GigCapital paying aggregate cash consideration upon the Closing to Esse Effe and Maya in the aggregate amount of $7,500,000, GigCapital would instead issue unsecured promissory notes to each of Esse Effe and Maya, in the amounts of $6,000,000 and $1,500,000 respectively, (the “Cash Consideration Notes”) at the Closing. GigCapital did upon the Closing on November 25, 2019 issue the Cash Consideration Notes to each of Esse Effe and Maya in the foregoing amounts.

Interest on the Cash Consideration Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date, which is one and ninety-one hundredths percent (1.09%), plus a margin of one percent (1%) per annum. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. The outstanding principal balance of the Cash Consideration Notes, plus all accrued and unpaid interest and fees due under the Cash Consideration Notes, shall, upon the receipt by the Company, whether in a debt or equity financing event by the Company (which may include the receipt of cash from third parties with which the Company has entered into forward share purchase agreements), of cash proceeds in an amount not less than Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) (the “Financing Proceeds”), be due and payable no later than ten business days after the Company receives the Financing Proceeds.

A copy of the form of Notes is attached as an exhibit to the Stock Purchase Agreement, a copy of which is filed with the Current Report on Form 8-K filed with the SEC on February 26, 2019 as Exhibit 2.1 and is incorporated herein by reference. A copy of the form of Cash Consideration Notes is attached as an exhibit to the Second Amendment, a copy of which is filed with the Current Report on Form 8-K filed with the SEC on November 25, 2019 as Exhibit 2.3 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

In connection with the Business Combination, at the Closing on November 25, 2019, Kaleyra issued 10,687,106 shares of common stock to the holders of capital stock of Kaleyra S.p.A.

This summary is qualified in its entirety by reference to Stock Purchase Agreement, which is included as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders

Certificates of Amendments to the Certificate of Incorporation

Upon the Closing of the Business Combination, GigCapital’s amended and restated certificate of incorporation, dated December 7, 2017, as amended on June 5, 2019 (the “Charter”), was further amended and restated to:

(a)	amend its name to Kaleyra, Inc.;

(b)	classify and divide the Board into three classes, each with terms expiring at different times;

(c)

delete the second sentence in Article II regarding the Company’s powers to consummate a business combination, and delete the prior provisions specific to GigCapital’s status as a blank check company under, and references to, Article IX (Business Combination Requirements; Existence) of the Charter;

(c)	amend certain terms in Article X (Corporate Opportunities) with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities; and

(d)	amend the exclusive forum provision in the Charter to conform to recent SEC guidance regarding the exclusion of certain potential claims from exclusive forum charter provisions.

The GigCapital stockholders approved this amendment and restatement at the Special Meeting. This summary is qualified in its entirety by reference to the text of the amended and restated certificate of incorporation, which is included as Exhibit 3.1 hereto and incorporated herein by reference.

Amended and Restated Bylaws

Following the Closing of the Business Combination, GigCapital’s bylaws were amended and restated to be consistent with Kaleyra’s amended and restated certificate of incorporation and to make certain other changes that Kaleyra’s board of directors deems appropriate for a public operating company. The amended and restated bylaws are filed as Exhibit 3.2 hereto and incorporated herein by reference.

Item 4.01 Change in Registrant’s Certifying Accountants.

Upon the Business Combination, Kaleyra S.p.A. is considered the “accounting acquiror” of Kaleyra, Inc. (f/k/a GigCapital, Inc.), even though Kaleyra, Inc. is the legal acquiror. BPM LLP has been and remains the independent registered public accounting firm of Kaleyra, Inc. Following the Closing of the Business Combination, KPMG S.p.A. declined to stand for reappointment. The Boards of Directors of Kaleyra S.p.A. and Kaleyra, Inc., and the audit committee of the Board of Directors of Kaleyra, Inc. did not take any action with respect to the status of KPMG S.p.A. as the audit committee of the Board of Directors had previously named BPM LLP as the independent registered public accounting firm of Kaleyra, Inc., and such appointment had been ratified by the stockholders of such party.

The reports of KPMG S.p.A. on Kalerya S.p.A.’s consolidated financial statements for the years ended December 31, 2018 and 2017 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through September 30, 2019, there were no (i) disagreements with KPMG S.p.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report, or (ii) reportable events, except as follows: KPMG S.p.A. reported that Kaleyra S.p.A. did not maintain effective internal control over financial reporting as of December 31, 2018, because of the effects of material weaknesses on the achievement of the objectives of the control criteria, which material weaknesses are described in the Schedule 14A proxy statement of November 8, 2019.

The Company has provided KPMG S.p.A. with a copy of the above disclosures, and KPMG S.p.A. has furnished the Company with a letter addressed to the SEC stating that it agrees with the statements made above. A copy of KPMG S.p.A.’s letter, dated December 2, 2019, is attached as Exhibit 16.1 to this Form 8-K.

During the two most recent fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through September 30, 2019 neither Kaleyra S.p.A. nor anyone on its behalf consulted BPM LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Kaleyra S.p.A.’s financial statements, and neither a written report nor oral advice was provided to Kaleyra S.p.A. that BPM LLP concluded was an important factor considered by Kaleyra S.p.A. in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event”, each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement in the section titled “Proposal No. 1— Approval of the Business Combination,” which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Immediately after giving effect to the Business Combination, there were approximately 19,977,101 million shares of common stock of Kaleyra outstanding. As of such time, our officers and directors and their affiliated entities held 63.36% of our outstanding shares of common stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Officers

The following persons are serving as executive officers and directors of Kaleyra following the Closing, with Dario Calogero, Giacomo Dall’Aglio and Julia Pulzone having been named as executive officers effective upon the Closing on November 25, 2019, and each of the directors having been elected by the GigCapital stockholders to the Board also upon the Closing on November 25, 2019. For biographical and current compensatory information concerning the executive officers and directors, see the disclosure in the Proxy Statement in the sections titled “Management After the Business Combination” which is incorporated herein by reference.

Name	Age	Position
Dario Calogero	57	Chief Executive Officer and Director
Giacomo Dall’Aglio	48	Executive Vice President and Chief Corporate Development Officer
Julia Pulzone	57	Executive Vice President and Chief Financial Officer
Dr. Avi S. Katz	61	Chairman of the Board of Directors
Simone Fubini	89	Director
Matteo Lodrini	52	Director
John Mikulsky	74	Director
Neil Miotto	73	Director

Effective upon the Closing on November 25, 2019, Dr. Avi S. Katz and Brad Weightman resigned as executive officers of GigCapital, and each of Jack Porter and Peter Wang, following their not standing for re-election to the Board, resigned as directors of GigCapital.

2019 Equity Incentive Plan

At the Special Meeting, the GigCapital stockholders considered and approved the Kaleyra, Inc. 2019 Incentive Plan (the “Incentive Plan”), and reserved 4,015,059 shares of common stock for issuance thereunder. The Incentive Plan was previously approved, subject to stockholder approval, by the Board of GigCapital on July 25, 2019. The Incentive Plan became effective immediately upon the Closing of the Business Combination. The number of shares of common stock reserved for issuance under the Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through January 1, 2029, by 5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the board of directors.

In conjunction with the approval of the Incentive Plan, the Board of GigCapital also adopted a form of Restricted Stock Unit award agreement (the “RSU Agreement”), a form of Nonstatutory Stock Option award agreement and a form of Incentive Stock Option award agreement that the Company will use for grants under its Incentive Plan. The RSU Agreement provides that restricted stock units will vest over a fixed period and be paid as shares of common stock, and unvested restricted stock units will expire upon certain terminations of the grantees’ employment or relationship with the Company. The stock option award agreements provide that stock options will vest over a fixed period and unvested options will expire upon certain terminations of the grantees’ employment or relationship with the Company.

A more complete summary of the terms of the Equity Incentive Plan is set forth in the Proxy Statement in the section titled “Proposal No. 5—Approval of the Kaleyra, Inc. 2019 Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan”. That summary and the foregoing description of the Incentive Plan are qualified in their entirety by reference to the text of the Incentive Plan, which is filed as Exhibit 10.10 hereto and incorporated herein by reference. The summary of the form of RSU Agreement and forms of stock option award agreements is qualified in its entirety by reference to the form of RSU Agreement and forms of stock option award agreements, which are attached hereto as Exhibit 10.11, Exhibit 10.12 and Exhibit 10.13

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 to this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Upon the Closing of the Business Combination, Kaleyra changed its fiscal year end from September 30 (the fiscal year end of GigCapital) to December 31 (the fiscal year end of Kaleyra S.p.A.).

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement in the section titled “Proposal No. 1— Approval of the Business Combination,” which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K.

Item 8.01.	Other Events

As a result of the Business Combination and by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Kaleyra is a successor issuer to GigCapital. Kaleyra hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(a)-(b) Financial Statements.

The audited balance sheet of GigCapital, Inc., as of September 30, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2019 and for the period from October 9, 2017 (date of inception) to September 30, 2018, and the related notes thereto and report of independent registered public accounting firm, are filed with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

The audited consolidated balance sheets of Kaleyra S.p.A. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, other comprehensive income/(loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes thereto and report of independent registered public accounting firm, are incorporated herein by reference to the Proxy Statement. The unaudited consolidated financial statements of Kaleyra S.p.A. and subsidiaries as of September 30, 2019, and the related consolidated statements of operations, other comprehensive income/(loss), shareholders’ equity, and cash flows for the three and the nine months ended September 30, 2019 and 2018, and the related notes thereto are filed with this Current Report on Form 8-K as Exhibit 99.2 and incorporated herein by reference.

The unaudited pro forma condensed combined financial statements as of September 30, 2019 and for the twelve months ended September 30, 2019 are filed with this Current Report on Form 8-K as Exhibit 99.3 and incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

2.1	Stock Purchase Agreement, dated as of February 22, 2019 (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed with the SEC on February 26, 2019).

2.2	Amendment No. 1 to Stock Purchase Agreement, dated as of September 24, 2019 (Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K as filed with the SEC on September 24, 2019).

2.3	Amendment No. 2 to Stock Purchase Agreement, dated November 23, 2019 (Incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed with the SEC on November 25, 2019).

2.4	Stock Purchase Agreement, dated as of July 31, 2018, by and among Buc Mobile, Inc., Ipai Terry Hsiao, and the Sellers.

2.5*	Share Purchase and Shareholders Agreement, dated October 15, 2016, as amended, by and among Ubiquity SRL, Solutions Infini Technologies (India) Private Limited and the Sellers.

3.1	Second Amended and Restated Certificate of Incorporation of Kaleyra, Inc.

3.2	Amended and Restated Bylaws of Kaleyra, Inc.

Exhibit Number	Description

4.1	Specimen Common Stock Certificate.

4.2	Specimen Warrant Certificate.

10.1	Amended and Restated Registration Rights Agreement, dated November 25, 2019.

10.2	Warrant Agreement between Continental Stock Transfer & Trust Company and GigCapital, Inc. (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed with the SEC on December 12, 2017).

10.3	Forward Share Purchase Agreement, dated September 27, 2019, by and among the Company, Greenhaven Road Capital Fund 1, LP, and Greenhaven Road Capital Fund 2, LP (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on September 27, 2019).

10.4	Forward Share Purchase Agreement, dated October 1, 2019, by and between the Company and Kepos Alpha Fund L.P. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on October 2, 2019).

10.5	Amendment to Forward Share Purchase Agreement, dated October 2, 2019, by and between the Company and Kepos Alpha Fund L.P. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on October 3, 2019).

10.6	Forward Share Purchase Agreement, dated November 19, 2019, by and between GigCapital, Inc. and Glazer Capital, LLC (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on November 20, 2019).

10.7	Forward Share Purchase Agreement, dated November 19, 2019, by and between GigCapital, Inc. and Glazer Capital, LLC (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed with the SEC on November 20, 2019).

10.8	Form of Amended Extension Note, dated November 25, 2019 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on November 25, 2019).

Exhibit Number	Description

10.9	Form of Amended Working Capital Note, dated November 25, 2019 (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed with the SEC on November 25, 2019).

10.10#	Kaleyra, Inc. 2019 Equity Incentive Plan.

10.11#	Kaleyra, Inc. 2019 Form of RSU award agreement.

10.12#	Kaleyra, Inc. 2019 Form of Incentive Stock Option award agreement.

10.13#	Kaleyra, Inc. 2019 Form of Nonstatutory Stock Option award agreement.

10.14	Form of Notes, attached as an exhibit to the Stock Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed with the SEC on February 26, 2019).

10.15	Form of Cash Consideration Notes, attached as an exhibit to Amendment No. 2 to Stock Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.3 (Incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed with the SEC on November 25, 2019).

10.16†	Loan Contract, dated as of July 23, 2018, by and between Kaleyra and Intesa Sanpaolo S.p.A.

10.17	Loan Contract, dated as of April 10, 2019, by and between Kaleyra and Unione di Banche Italiane S.p.A.

10.18†	Loan Contract, dated as of April 10, 2019, by and between Kaleyra and Banca Monte dei Paschi di Siena

10.19	Loan Contract, dated as of April 30, 2019, by and between Kaleyra and Banco BPM S.p.A.

10.20	Loan Contract, dated as of July 23, 2019, by and between Kaleyra and Banco BPM S.p.A.

10.21	Loan Contract, dated as of July 25, 2019, by and between Kaleyra and Intesa Sanpaolo S.p.A.

10.22	Deed of Renegotiation of an Unsecured Loan into a Current Loan, dated as of July 25, 2019, by and between Kaleyra and Intesa Sanpaolo S.p.A.

10.23†	Loan Contract, dated as of August 2, 2019, by and between Kaleyra and UniCredit S.p.A.

10.24	Addendum to Loan Contract, dated as of August 2, 2019, by and between Kaleyra and UniCredit S.p.A.

10.25**†	Premium SMS Agreement, dated as of September 15, 2010, by and between Ubiquity S.r.l. (the predecessor to Kaleyra) and Telecom Italia S.p.A.

10.26**	Amendment to Premium SMS Agreement, dated as of December 1, 2011, by and between by and between Ubiquity S.r.l. and Telecom Italia S.p.A.

10.27**	Amendment to Premium SMS Agreement, dated as of August 1, 2012, by and between by and between Ubiquity S.r.l. and Telecom Italia S.p.A.

10.28**	Amendment to Premium SMS Agreement, dated as of December 10, 2014, by and between by and between Ubiquity S.r.l. and Telecom Italia S.p.A.

10.29**	Amendment to Premium SMS Agreement, dated as of May 20, 2016, by and between by and between Ubiquity S.r.l. and Telecom Italia S.p.A.

10.30**	Amendment to Premium SMS Agreement, dated as of May 22, 2018, by and between by and between Kaleyra and Telecom Italia S.p.A.

10.31†	Loan Contract, dated as of February 15, 2017, by and between Ubiquity S.r.l. and Unione di Banche Italiane S.p.A.

10.32†	Loan Contract, dated as of May 29, 2015, by and between Ubiquity S.r.l. and Finlombarda S.pA.

10.33**†	Loan Agreement, dated as of July 27, 2017, by and between Ubiquity S.r.l. and UniCredit S.p.A.

16.1	Letter from KPMG S.p.A. to the SEC, dated December 2, 2019.

99.1	Audited balance sheet of GigCapital, Inc. as of September 30, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2019 and for the period from October 9, 2017 (date of inception) to September 30, 2018.

99.2	Unaudited condensed consolidated financial statements of Kaleyra S.p.A. as of September 30, 2019, and for the three and the nine months ended September 30, 2019 and 2018.

99.3	Unaudited Pro Forma Condensed Combined Financial Information as of September 30, 2019 and for the twelve months ended September 30 2019.

*

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Indicates a management contract or compensatory plan, contract or arrangement.
**

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon request.

†

Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaleyra, Inc.

Dated: December 2, 2019

	By:	/s/ Dario Calogero
Dario Calogero
Chief Executive Officer